UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2009

CAPTERRA FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-50764	20-0003432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1440 Blake Street, Suite 310, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 893-1003

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to “us,” “we,” or “the Company” refer to CAPTERRA FINANCIAL GROUP, INC. and our subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

We have previously executed and delivered to BOCO Investments, LLC. , a Colorado limited liability company, (BOCO) and GDBA INVESTMENTS, LLC, a Colorado limited liability company, and the successor in interest to GDBA INVESTMENTS, LLLP, a Colorado limited liability limited partnership (GDBA), certain Promissory Notes evidencing indebtedness by us to BOCO and GDBA each for seven million dollars($7,000,000), for an aggregate total of fourteen million dollars ($14,000,000) (the “Notes”). The Notes originally were to become due on September 28, 2009.

On September 28, 2009, we entered into amendments to the Notes with BOCO and GDBA. Specifically, the maturity date of the Notes will now be September 28, 2012. Also, beginning with the interest payment due September 30, 2009, accrued interest will be paid in our common stock on a quarterly basis through December 31, 2010. The common stock interest payment will be priced at the average closing price of our common stock during that quarter. The parties to the amendments have also acknowledged that no default has occurred under the Notes. Except as modified by the amendments, all of the terms of the Notes are ratified and reaffirmed and remain in full force and effect.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 9.01 Exhibits.

Exhibit Number	Description
10.41	Amendment to a Senior Subordinated Note and a Senior Subordinated Revolving Note with GDBA Investments, LLC for September 28, 2006, each dated September 28, 2009
10.42	Amendment to a Senior Subordinated Note and a Senior Subordinated Revolving Note with BOCO Investments, LLC for September 28, 2006, each dated September 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2009		CapTerra Financial Group, Inc.
	By:	/s/ James W. Creamer III

James W. Creamer III Chief Executive Officer